Exhibit 10.5

Samuel S. Duffey, Esq. CEO and President Biovest International Inc. 324 South Hyde Park Avenue, Suite 350 Tampa, FL 33606

April 17, 2013

Project 363

Dear Mr. Duffey,

Pursuant to our recent discussions, you have requested Ferghana Securities, Inc. (“FSI”) and/or its affiliates, including its parent Ferghana Partners Inc. (“FPI”) (collectively referred to as “FERGHANA”), to submit to Biovest International Inc. (referred to herein as “BIOVEST” or the “Company” according to context) the details under which FERGHANA would represent BIOVEST in a discrete liquidation sale transaction to be conducted under the auspices of the Bankruptcy Court in the Company’s pending Chapter 11 Reorganization proceedings (referred to herein as “Project 363”).  For purposes of clarity, entry into the relationship proposed herein or Project 363 does not alter, amend or impact the valid and extant Engagement Agreement between FERGHANA and the Company dated April 11, 2012 (the “2012 Agreement”) which shall continue until terminated under its terms. This Engagement Agreement and Project 363 are discrete/separate and are not being conducted under, nor controlled by, the 2012 Agreement.

I. ENGAGEMENT

Under this Engagement Agreement with respect to Project 363, FERGHANA will provide assistance, advice, and financial advisory services with regard to a specific liquidation sale transaction to be conducted in accordance with the Company’s pending Chapter 11 Reorganization Proceeding (the “Liquidation Sale Transaction”), including:

1)
Identifying potential purchasing entities [biopharmaceutical companies] for the Liquidation Sale Transaction that meet qualification criteria defined in the Bid Procedures Order (the “Court Order”) entered by the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Court”) in connection with a matter captioned “In re Biovest International, Inc.” bearing Case No. 8:13-bk-02892-KRM (the “Chapter 11 Case”).

2)	Advising BIOVEST as to implementation of the transactional procedures to be employed in accordance with the Court Order within the timetable specified therein;

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3)
Preparing marketing materials containing scientific, technical, commercial, operating and financial information on the Liquidation Sale Transaction and on BIOVEST for use with counterparties [a “Project 363 Counterparty”];

4)	Qualifying the level of interest and the financial resources of potential Project 363 Counterparties and thereafter providing information describing the Liquidation Sale Transaction and on BIOVEST;

5)	Providing and participating in, confidential presentation(s) to be made to a potential Project 363 Counterparty concerning the Liquidation Sale Transaction and BIOVEST;

6)	Delivering confidential information to each Project 363 Counterparty that executes a Confidentiality Agreement in the format designated by BIOVEST;

7)	Assisting and participating in any due diligence exercise that may be necessary for a potential Project 363 Counterparty to conduct;

8)	Providing all necessary information to each Project 363 Counterparty to assist any such Project 363 Counterparty in the process of the preparation of bids in accordance with the Court Order;

9)	Assisting, as necessary, in the preparation of contracts, documents, approvals and related matters necessary to consummate the Liquidation Sale Transaction.

II.           GENERAL TERMS

FERGHANA will act for BIOVEST from the date of this Letter Agreement for an initial period ending on the last day of the Project 363 process, as established from time to time by the Court within the Chapter 11 Case.

BIOVEST confirms that it will rely on, and directly pay, its selected lawyers, accountants, consultants, stockbrokers, proxy solicitation firms and other similar expert advisors.

III.           COMPENSATION

A. RETAINER FEE

A retainer fee shall be payable to FERGHANA by BIOVEST as follows:

Upon the execution of this Letter Agreement, BIOVEST shall make a retainer payment of $25,000 to FERGHANA; and on May 15, 2013 BIOVEST shall make an additional retainer payment of $25,000 to FERGHANA.  The payments specified herein shall be the only compensation paid by BIOVEST to FERGHANA in connection with this Project 363 engagement other than the Success Fee set forth below.

B. SUCCESS FEE

For any Liquidation Sale Transaction completed according to the terms of the Court Order entered in the Chapter 11 Case, a cash success fee will be payable by BIOVEST to FERGHANA as follows:

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(i)  in the amount of 2.0% (two percent) on the first US $125 million of the Total M&A Consideration paid (defined below),
(ii) 4.0% (four percent) on the next US $100 million Total M&A Consideration, and
(iii) 6.0% (six percent) on all amounts above US $200 million Total M&A Consideration.

FERGHANA will be entitled to the success fees described below if, and ONLY if, a successful Liquidation Sale Transaction is approved by the Court and consummated with one or more Project 363 Counterparties in accordance with the Court Order.

The term “Total Liquidation Sale Consideration” will mean an amount equal to the total cash paid at closing plus the fair market value of any equity or debt securities or other consideration transferred to BIOVEST or to its shareholder(s), plus any long-term debt or other such obligations of BIOVEST, or its shareholders, as the case may be, explicitly assumed or refinanced by a Project 363 Counterparty in connection with each such Liquidation Sale Transaction and treated as part of the consideration thereof.  Success fees will be paid to Ferghana based on future contingent consideration only if and when paid to BIOVEST in a “structured Liquidation Sale transaction”.

For clarification, any purchase or Plan of Reorganization sponsored by the existing Secured Creditors of the Company will be excluded from the Success Fee.

C. EXPENSES

FERGHANA will be reimbursed for reasonable out of pocket expenses provided that any single item of expense in excess of $2,000 must be approved in writing by the Company and/or the Secured Creditors [as defined in the Reorganization proceeding].

III. TAIL

FERGHANA shall have no “tail” rights or other entitlement to compensation or fees arising from the Liquidation Sale Transaction or under this Engagement Agreement for any transaction subsequent to the Liquidation Sale Transaction other than compensation for future contingent consideration in a “structured M&A transaction”. For clarification, Project 363 is a discrete Liquidation Sale Transaction being conducted in connection with the Company’s Reorganization proceeding. This provision shall not limit or otherwise alter FERGHANA’s rights, including tail rights, that have vested under the 2012 Agreement provided and to the extent that such rights including tail rights do not arise from or relate to the Liquidation Sale Transaction and/or this engagement Agreement.

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IV. INDEMNITY

BIOVEST agrees that it will indemnify and hold harmless FERGHANA, its directors, employees, agents and controlling persons (each being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel and other expenses incurred by any Indemnified Party in connection with the preparation for, or defence of, any claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject under any applicable American (Federal or State) or European (national or supranational) law, or otherwise, caused by or arising out of FERGHANA's acting for BIOVEST pursuant to this Letter Agreement, except that BIOVEST will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found to have resulted primarily from FERGHANA's gross negligence or bad faith or failure to follow the written instructions of BIOVEST.

FERGHANA shall promptly advise BIOVEST in the event of any claim that is lodged against FERGHANA and, in such event, shall delegate the control of claims handling and of the litigation process to BIOVEST. None of the foregoing shall exclude or restrict any duty of care that FERGHANA may owe to BIOVEST including those under the Rules of the NASD/FINRA.

The indemnity and Success Fee provisions mentioned above shall remain operative and in full force and effect regardless of any termination of this Letter Agreement

V           GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Letter Agreement sets out the entire agreement and understanding between BIOVEST and FERGHANA and shall be governed by and construed in accordance with Florida law; and BIOVEST and FERGHANA hereby irrevocably submit to the exclusive jurisdiction of the Florida Courts, the venue being Tampa.

We look forward to working with you and your colleagues at BIOVEST on this challenging and promising assignment.

Yours sincerely, William J. Kridel Jr Managing Director	Biovest International Inc. Agreed and Accepted: By: /s/ David Moser Date: April 17, 2013 Title: Secretary